Exhibit 99.1

Contacts:   Rob Stewart
Investor Relations
Tel (949) 480-8300
Fax (949) 480-8301

FOR RELEASE
August 10, 2010

ACACIA SUBSIDIARY FORMS THE ACACIA INTELLECTUAL PROPERTY FUND L.P. AND RECEIVES INITIAL FUNDING COMMITMENT

Newport Beach, Calif. – (BUSINESS WIRE) – August 10, 2010.  Acacia Research Corporation (Nasdaq:ACTG) announced today that a wholly-owned subsidiary has become the General Partner of the newly formed Acacia Intellectual Property Fund, L.P.

An institutional investment group is the lead limited partner of the Fund, who together with the subsidiary, have provided a total of $27 million as an initial funding commitment.

The Acacia Intellectual Property Fund, L.P. will acquire, license and enforce intellectual property consisting primarily of patents, patent rights, and patented technologies.  The Fund is authorized to raise up to $250 million.

"Acacia has built a leadership position in patent licensing, generated over $350 million in patent licensing revenues, and increased its balance sheet cash and investments to $70 million.  As we grow our business of partnering with patent owners, we are now seeing new opportunities to enhance shareholder returns by making capital investments in buying patents.   Partnering with institutional investors in our new Fund will enable Acacia to access additional capital for these investments with no dilution to our shareholders,” commented Paul Ryan, Chairman and CEO of Acacia.

"With the growing trend of large companies seeking to generate financial returns from their patents, the timing is right for Acacia to expand its business platform to be a leader in both the patent partnering model and the patent acquisition model.  All of the management fees and performance fees generated by the Fund will be retained by Acacia’s wholly-owned subsidiary for the benefit of our shareholders,” concluded Mr. Ryan.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research’s subsidiaries control over 150 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements relating to the ability of the Fund to license and enforce patents and raise additional capital are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to obtain additional limited partners committed to the Fund, the ability to identify and secure rights to intellectual property assets suitable for the Fund, the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments in the markets for acquiring and enforcing intellectual property, and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.